Exhibit 10.51

AGREEMENT

      This Agreement is made this 11th day of October 2006 by and between DermWoRX Incorporated, a Delaware corporation whose offices are located at 934 S. Southlake Drive, Hollywood, Florida 33019 (hereinafter, "DERMWORX") and IGI, Inc., a Delaware corporation whose offices are located at 105 Lincoln Avenue, Buena, New Jersey 08310 ("IGI").

W I T N E S S E T H:

WHEREAS, DERMWORX has been formed to develop, market and sell dermatological pharmaceuticals and cosmeceuticals ("Dermatological Drugs"), and

      WHEREAS, IGI has (i) developed and owns rights to certain drug delivery technology, or (ii) is an exclusive licensee from Novavax, Inc. ("Novavax") of a certain Novasome® nanotechnology drug delivery Technology (i and ii are hereinafter collectively the "Drug Delivery Technology") and (iii) is developing and/or is licensing for its use and further licensing, additional Drug Delivery Technologies, and

WHEREAS, DERMWORX desires that IGI develop for it Initial DERMWORX Products that utilize the IGI Drug Delivery Technology and that IGI sell its Vitamin C Serum to DERMWORX; and

WHEREAS, DERMWORX will supply IGI with Benzoyl Peroxide in a form compatible with the Novasome® nanotechnology to produce an Initial DERMWORX Product; and

      WHEREAS, IGI possesses the facilities, equipment, technologies, intellectual property rights (either through direct ownership or license), and the technical know-how to produce such products for DERMWORX; and

      WHEREAS, DERMWORX possesses the expertise and know how to perform clinical testing and to determine whether to file for obtain FDA and equivalent foreign government approvals that may be required to market the Initial DERMWORX Products and other Dermatological Drugs utilizing the Drug Delivery Technology; and

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WHEREAS, IGI has developed one Salicylic Acne Product utilizing the Drug Delivery Technology, determined by DERMWORX to be suitable for the treatment of acne; and

WHEREAS, DERMWORX desires exclusive worldwide marketing and intellectual property rights to the Initial DERMWORX Products and any Potential Products that may be developed for it by IGI; and

      WHEREAS, as a condition to give the exclusive rights DERMWORX desires, IGI is to be the exclusive manufacturer of the Initial DERMWORX Products and Potential Products that IGI may develop for DERMWORX, in the IGI facilities and if not, so long as IGI contracts with third parties whose facilities are at a suitable level of FDA approval as IGI may designate, and at no additional cost to DERMWORX; and

      WHEREAS, DERMWORX and IGI desire to set forth and define their relationship on the subject matter contained herein, including but not limited to consideration, equity and Funding, and their respective rights, benefits, duties and liabilities.

      NOW, THEREFORE, in consideration of the mutual promises contained herein, the payment of $100.00 dollars by each to the other the acknowledgment of which is evidenced by the full execution hereof, and other good and valuable consideration, it is hereby agreed as follows:

1. DEFINITIONS. In addition to terms elsewhere defined herein:

            1.1  "Active Ingredient(s)" shall mean the dermatologically active ingredients (A) salicylic acid (C7H6O3) ("Salicylic Acid") and (B) benzoyl peroxide ((C6H5CO)2O2 or C14H10O4 ) in a molecule compatible with the Technology ("Benzoyl Peroxide" or "BPO").

            1.2  "Affiliate" shall mean at the time of determination (A) any person or entity which is directly or indirectly controlled by either party hereto; (B) any person or entity which directly or indirectly controls either party hereto; or (C) any person or entity which is under the direct or indirect control of any such person.

1.3 "Agreement" shall mean this Agreement for certain licensed rights and

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manufacturing services, as may be amended from time to time in accordance with the provisions hereof.

            1.4  "Best Efforts" shall mean the efforts that a prudent person or entity desiring to achieve a particular result would use in good faith in order to ensure that such objective is achieved as expeditiously as possible, provided however that the effort does not require a material expenditure of funds or incurrence of a material liability on the part of the obligated party or to act in a manner that would be contrary to normal commercial practices to accomplish the objective.

            1.5  "Confidential Information" shall mean all proprietary information and materials (whether or not patentable), disclosed by one party to another party, irrespective of the manner in which the parties disclosed such information, in furtherance of this Agreement, including, but not limited to: substances, formulations, techniques, methodology, equipment, data, reports, correspondence, know how, manufacturing documentation and sources of supply as well as the existence and status of discussions among the parties concerning or relating to this Agreement, and the Initial DERMWORX Products or Potential Products.

1.6 "Control" shall mean ownership of greater than fifty percent (50%) of the voting stock or other voting interests of a person or entity.

            1.7  "Development Project" shall mean a potential IGI project compensated by DERMWORX to develop Dermatological Drugs other than the Initial DERMWORX Products pursuant to a Product Development Agreement.

1.8 "Effective Date" shall mean the date of this Agreement as stated above.

1.9 "FDA" shall mean the United States Food and Drug Administration and all agencies under its direct control, or any successor organization.

            1.10  "Feasibility Study" shall mean a preliminary determination by IGI whether a molecule (other than Salicylic Acid) proposed by DERMWORX, is compatible with the Technology, together with the production of a small sample for DERMWORX's evaluation.

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            1.11  "FFDCA" shall mean the Federal Food, Drug and Cosmetic Act of 1938, as amended from time to time, and the regulations promulgated pursuant thereto or any similar statute adopted to replace such act.

1.12 "Field" shall mean Dermatological Drugs containing the Active Ingredients for use in the Initial DERMWORX Products covered by this Agreement,

1.13 "Funding" shall mean advance payments from a marketing strategic partner or a first round of financing received by DERMWORX to be paid to IGI in installments of (A) $250,000 and (B) $750,000.

            1.14  "Funding Date(s)" shall mean (A) November 30, 2006 for the amount specified in Section 1.13(A); and (B) February 15, 2007 for the amount specified in Section 1.13(B), or such actual, earlier date as DERMWORX transfers Funding to IGI.

            1.15  "Improvements" shall mean all improvements, extensions, modifications or alterations to the Initial DERMWORX Products, Potential Product(s) or Vitamin C Serum made or developed during the Term of this Agreement.

            1.16  "Initial DERMWORX Products" shall mean five products not requiring FDA approval, (A) four (4) Salicylic Acid formulations with strengths between two (2%) percent and ten (10%) percent solution for therapeutic use in the treatment of (i) acne, (ii) seborrheic dermatitis, (iii) psoriasis, or (iv) tinea versicolor; and (B) one (1) Benzoyl Peroxide formulation for therapeutic use in the treatment of acne ("BPO Acne Product").

1.17 "Launch" shall mean the date of first commercial shipment of an Initial DERMWORX Product or Potential Product by DERMWORX, its Affiliates, or sublicensees to third-party customers in any country.

            1.18  "Potential Product" shall mean Dermatological Drugs using the Drug Delivery Technology other than the Initial DERMWORX Products that IGI may be desirous and capable of producing and would not violate the terms of any agreement with a third party to which IGI is bound.

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which the parties may elect to develop under a Product Development Agreement, the rights to which will be granted by amendment to this Agreement. For avoidance of doubt, no Dermatological Drug shall be a Potential Product until and unless the parties agree, the definition of Potential Products is included herein merely to indicate that if the parties do agree to develop a Dermatological Drug into a Potential Product, they may use the terms established herein for Initial DERMWORX Products to reduce paperwork by amending this Agreement.

            1.19  "Product Development Agreement" shall mean separate agreements in substantially the form annexed hereto as Exhibit 1 that shall be entered into by and between IGI and DERMWORX specifying among other items the budget, scope, feasibility, schedule, terms and conditions, pricing and other particulars of projects by IGI to develop formulations for Initial DERMWORX Products (other than the Salicylic Acne Product) or for Potential Products for DERMWORX.

1.20 "Salicylic Acne Product" shall mean the Initial DERMWORX Product referenced in 1.16(A)(i) of this Section, more specifically defined as IGI formulation code RL1109B.

            1.21  "Specifications" shall mean the product specifications requested by DERMWORX from IGI for manufacturing the Initial DERMWORX Products and Potential Products and accepted by IGI and modifications to the Specifications that may be mutually agreed upon in writing by the parties.

1.22 "Subsidiaries" shall mean any direct and indirect subsidiaries of a party hereto that exists of may in the future exist.

1.23 "Technology" shall mean IGI's production technology, including, without limitation, the patented Novasome® encapsulation nanotechnology and processes.

1.24 "Vitamin C Serum" shall mean IGI's proprietary 10% Pure C Serum.

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2. GRANT

On the Effective Date of this Agreement, the parties make the following grants:

            2.1  IGI hereby grants to DERMWORX a license and sublicense to its Drug Delivery Technology (collectively "DERMWORX License") and DERMWORX accepts the License, subject to the terms and conditions of this Agreement, which License shall be exclusive, worldwide, royalty bearing, for DERMWORX to use, sell, offer for sale, distribute, have sold, import, or otherwise exploit the Initial DERMWORX Products in the Field during the term of this Agreement,, and rights to assign and sublicense, for the term of this Agreement unless sooner terminated as hereinafter provided (the license and sub-license are hereinafter collectively referred to as the "DERMWORX License"). Subject to the provisions of Section 2.5 and Article 9 of this Agreement, the DERMWORX License shall have a term equal to the life of the Patents and the IGI license covering the Drug Delivery Technology.

            2.2  DERMWORX hereby agrees to grant to IGI a nonexclusive, irrevocable, royalty-free license for any purpose under any Improvement, any Patent, Patent Application, Use Patent or Patented Dermatological Drugs, disclosing such Improvement, and any Improvement know-how. DERMWORX shall disclose any such Improvement to IGI in writing within thirty (30) days following its actual or constructive reduction to practice.

2.3 IGI and DERMWORX do not grant any right or license to the other except those expressly provided herein, and no other grant or license is to be implied by or inferred from any provision hereof.

            2.4  For the avoidance of doubt, this Agreement places no restriction on DERMWORX's right to develop, market, sell, and distribute any other drug or product outside the Field in any geographic area of the world, to the extent that such activity does not require any of the rights granted under this Agreement or rights reserved to IGI.

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2.5 The DERMWORX License shall have a term equal to the life of the Patents covering the Drug Delivery Technology, subject to the following:

            (a)  If no Funding has been tendered by DERMWORX to IGI by the Funding Date specified in Section 1.14(A), this Agreement and the DERMWORX License granted herein shall be void and the parties shall be without any liability to the other;

            (b)  If DERMWORX tenders to IGI the Funding of Section 1.13(A) by the Funding Date of Section 1.14(A), but not the Funding of Section 1.13(B) by the Funding Date of Section 1.14(B), then the Field of the DERMWORX License granted in Section 2.1 shall be amended and strictly limited to the Salicylic Acne Product;

(c) If this Agreement is terminated pursuant to the termination provisions herein, the DERMWORX License shall terminate as of the Termination Date;

(d) If DERMWORX has not met the minimum purchase provision of Section 9.1 of this Agreement, then the nonexclusivity provisions of that Section shall apply.

3. FDA AND PATENT APPROVALS.

            3.1  DERMWORX will clinically test, if deemed necessary each Initial DERMWORX Product and Potential Product for safety and effectiveness, after which DERMWORX, if it deems necessary, will submit the results to the FDA. DERMWORX has determined that the Initial DERMWORX Products and Vitamin C Serum do not require FDA approval pursuant to the current FDA rules and regulations in effect as of the Effective Date.

            3.2  Upon FDA approval of a Potential Product, or if approval is not deemed necessary, DERMWORX shall have the exclusive right throughout the world, including to the exclusion of IGI, to make commercially reasonable efforts, to market, sell and distribute the Initial DERMWORX Products or any Potential Products, even to the exclusion of IGI.

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            3.3  DERMWORX shall have the right to seek worldwide patent protection for the Initial DERMWORX Products and any Potential Products conceived and developed pursuant to this Agreement. The patent applications for the Initial DERMWORX Products and any Potential Products ("Patent Applications") will first be filed in the United States Patent and Trademark Office ("USPTO"), which Patent Applications shall be made in the individual name(s) of the actual inventor(s), but state that DERMWORX is the assignee thereof. The Patent Applications, including but not limited to the structure and wording of the claims of each of the Initial DERMWORX Products and any Potential Products, shall be prepared by DERMWORX, and the patent prosecution shall be the responsibility of DERMWORX, with all costs borne solely by DERMWORX. Upon any and all patents being issued by the USPTO, pursuant to a filed Patent Application ("Patented Dermatological Drugs"), then the patents for all such Patented Dermatological Drugs shall be assigned to DERMWORX by the inventors assignments of rights theretofore executed. DERMWORX shall apply and prepare use patents ("Use Patents") for such Patented Dermatological Drugs, for DERMWORX's exclusive use, which Use Patent(s) when issued will be assigned to DERMWORX, by the inventors assignments theretofore executed. Thereafter and in addition, and within the time period permitted by Treaty and Convention DERMWORX shall have the right to seek appropriate Patent Applications to be filed in such countries of the world determined by DERMWORX, the cost for which shall be borne solely by DERMWORX.

3.4 The foregoing patent-related activities shall be performed in DERMWORX's discretion and its sole cost.

            3.5  IGI will provide reasonable assistance and cooperation to DERMWORX in the processes of clinical testing, securing FDA approval where necessary, and in Patent Applications, reimburseable to IGI within thirty (30) days on the basis of IGI's then standard consulting rates. IGI may require third-parties, if any, selected by DERMWORX for testing and approval purposes, to enter

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into a nondisclosure agreement between IGI and the third parties prior to providing such assistance or cooperation.

4. DEVELOPMENT OF PRODUCTS

            4.1  The parties acknowledge and agree that (a) IGI has developed at its own expense the Salicylic Acne Product determined by DERMWORX to be suitable for the treatment of acne, (b) all Initial DERMWORX Products containing Salicylic Acid are compatible, and (c) no Feasibility Study is required for any Initial DERMWORX Product containing Salicylic Acid.

4.2. DERMWORX shall pay IGI for development of the Salicylic Acne Product in the Funding amount stated in Section 1.13(A) not later than the Funding Date in Section 1.14(A).

            4.3  The parties may elect, but are not obligated hereunder, to enter into (i) Feasibility Studies, other than for the BPO Acne Product; (ii) Product Development Agreements, other than for the Initial DERMWORX Products except the Salicylic Acne Product; or (ii) Development Projects in accordance with this Agreement. For avoidance of doubt, in the event that DERMWORX does not tender to IGI the Funding of Section 1.13(B) by the Funding Date of Section 1.14(B) of this Agreement, IGI shall be under no further obligation to perform Feasibility Studies or Product Development Agreements for DERMWORX and may develop, market and license any Initial DERMWORX Product, Potential Product or Dermatological Drug to any party, excepting only the Salicylic Acne Product if DERMWORX has complied with Section 4.2.

            4.4  For any Feasibility Study DERMWORX may propose, IGI shall provide DERMWORX with a quotation and DERMWORX may elect to proceed by full payment in advance or decline to proceed by written notice to IGI. For Development Projects which the parties may elect to develop, the parties shall enter into a Product Development Agreement for each such Feasibility Study or Development Project. The quoted costs of Feasibility Studies payable to IGI by DERMWORX are anticipated by IGI to be in the range of up to $10,000 for each Feasibility Study.

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            4.5  Upon the tender by DERMWORX to IGI of the Funding stated in Section 1.13(B), not later than upon the Funding Date stated in Section 1.14(b); the parties will enter into up to four (4) Project Development Agreements for Initial DERMWORX Products other than the Salicylic Acne Product within the period ending eighteen (18) months from the Effective Date of this Agreement, or as many Project Development Agreements as the Funding of Section 1.13(B) will support. The charges for Product Development Agreements for Initial DERMWORX Products other than the Salicylic Acne Product payable to IGI by DERMWORX are anticipated by IGI to be in the range of from $100,000 up to $250,000 each. After the actual cost of the four (4) Project Development Agreements for the Initial DERMWORX Products is determined, then DERMWORX shall be either (i) given a credit for any surplus money not used in the Project Developments, which credit shall be applied by IGI as DERMWORX determines, provided, however, that DERMWORX shall have no right of refund; or (ii) be billed for any costs in excess of the money paid pursuant to section 1.13(A) and 1.13(B)

            4.6  The commencement of Feasibility Studies and Project Development Agreements for Initial DERMWORX Products other than the Salicylic Acne Product shall be preconditioned on (A) receipt by DERMWORX of the Funding of Section 1.13(B) by the Funding Date of Section 1.14(b), and completion of Feasibility Studies and Project Development Agreements by IGI within the quotation and time period as provided in Section 4.4.. DERMWORX may provide ingredients to IGI for Feasibility Studies.

            4.7  The parties expressly acknowledge and agree that DERMWORX shall be responsible to supply IGI with Benzoyl Peroxide in a form compatible with the Technology for a Feasibility Study for the BPO Acne Product and in conformance with the Specifications to be developed for the BPO Acne Product contemplated in Section 1.16(B) of this Agreement.

4.8 All costs for the development and manufacturing of the Initial DERMWORX Products and Potential Products subsequent to the Feasibility Studies shall be forecast in a Product

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Development Agreement and defined in a further amendment to this Agreement.

            4.9  Nothing herein shall be construed as a representation or warranty by IGI that any Initial DERMWORX Product, except for the Salicylic Acid Product, or any Potential Product can or will be developed using the Drug Delivery Technology. IGI shall have the right, in its sole discretion, to decline to continue any Feasibility Study or to enter into a Product Development Agreement for any Initial DERMWORX Product or Potential Product, if IGI determines that the Initial DERMWORX Product or Potential Product that was the subject of the Feasibility Study is unsuitable for production.

            4.10  The Launch by DERMWORX of (a) the Salicylic Acne Product shall occur within five (5) months of the Funding Date of Section 1.14(a); (b) any other Initial DERMWORX Product or Potential Product must occur within six (6) months of the conclusion of the Product Development Agreement for that Initial DERMWORX Product or Potential Product.

            4.11  Vitamin C Ten (10%) Serum.  IGI shall sell to DERMWORX its Vitamin C Serum at an initial price as set forth in Section 8.2.1 of this Agreement, to be sold and marketed by DERMWORX on a non exclusive basis to dermatologists, plastic surgeons, pharmacists and other health professionals, under a DERMWORX-selected trade name.

5. ROYALTY PAYMENTS.

            5.1  Upon DERMWORX effecting sales of the Initial DERMWORX Products (including Potential Products for purposes of this Article 5), IGI shall be paid a seven (7%) percent royalty on Net Sales ("Royalty").

            5.2  Net Sales. "Net Sales" shall mean the total gross sales (number of units shipped times the invoiced price per unit) to third parties representing sales invoiced by DERMWORX and its Affiliates and their sublicensees (including sublicensees of any sublicensee) of Initial DERMWORX Products or Potential Products less deductions for the following to the extent

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actually paid or allowed:

            5.2.1  sales and excise taxes and duties (including import duties) paid or allowed by a selling party and any other governmental charges imposed upon the sale of an Initial DERMWORX Product or Potential Product;

            5.2.2  normal and customary trade, quantity and cash discounts (up to the amount normal and customary in a given country for early payment of invoices) and rebates, chargebacks and administrative fees (including rebates to social and welfare systems);

            5.2.3  allowances, chargebacks and credits to third parties on account of rejected, damaged, outdated, returned, withdrawn or recalled Initial DERMWORX Products Potential Products or on account of retroactive price reductions affecting the Initial DERMWORX Products or Potential Products;

5.2.4 The calculation of Net Sales shall be made in accordance with generally accepted accounting principles applicable to the locality where the invoices are prepared and consistently applied.

            5.2.5  Sales between DERMWORX and its Affiliates and/or their sublicensees shall be excluded from the computation of Net Sales, but Net Sales shall include the first sales to third parties by any such Affiliates and their sublicensees. The supply of the Initial DERMWORX Products and Potential Products, as commercial samples or for use in clinical studies shall not be included within the computation of Net Sales provided such items are provided without consideration. Where (i) an Initial DERMWORX Product or Potential Product is sold by DERMWORX or an Affiliate or their sublicensees as one of a number of items without a separate price; or (ii) the consideration for an Initial DERMWORX Product or Potential Product shall include any non-cash element; or (iii) an Initial DERMWORX Product or Potential Product (other than commercial samples for which no payment is made by the receiving party) shall be transferred by DERMWORX or an Affiliate or their sublicensees in any manner other than an invoiced sale, the Net Sales applicable to any such transaction shall be

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deemed to be DERMWORX's average Net Sales price for the applicable quantity of such Initial DERMWORX Products or Potential Product at that time.

            5.3  Royalty Reports, Accounting and Exchange Rates. During the term of this Agreement following the Launch of an Initial DERMWORX Product or a Potential Product in any country, DERMWORX shall furnish to IGI a written report by calendar quarter showing in reasonably specific detail, on a country-by-country basis, (a) the total number of units of the Initial DERMWORX Products or Potential Products sold; (b) the Net Sales on an Initial DERMWORX Products or a Potential Product, on a product by product basis (including the detailed calculation of the deductions from gross sales of the Initial DERMWORX Products or Potential Products in arriving at Net Sales); (c) the calculation of the royalties payable pursuant to section 5.1 in United States dollars which shall have accrued hereunder based upon Net Sales of each of the Initial DERMWORX Products and Potential Products, including a detailed calculation showing the application of the applicable royalty rates under section 5.1 to the aggregate Net Sales for the Initial DERMWORX Products and Potential Products; (d) the withholding taxes, if any, required by law to be deducted with respect to such royalties and the amount paid to the appropriate governmental authority with respect to such royalties; (e) the date of Launch of each of the Initial DERMWORX Products and Potential Products in each country in the country during the reporting period; and (f) the exchange rates used in determining the amount of United States dollars. With respect to sales of any of the Initial DERMWORX Products and Potential Products invoiced in United States dollars, the Net Sales and royalties and other payments payable hereunder shall be expressed in United States dollars. With respect to sales of any Initial DERMWORX Products and Potential Products invoiced in a currency other than United States dollars, the Net Sales and royalties and other payments payable hereunder with respect to such Initial DERMWORX Products and Potential Products shall be expressed in the domestic currency of the Party making the sale together with the United States dollar equivalent of the royalty payable, and such exchange shall be calculated pursuant to Section 5.6 of this Article.

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Reports shall be due on the thirtieth (30th) day following the close of each calendar quarter.

5.4 IGI Audit Rights.

            5.4.1  DERMWORX shall maintain, and DERMWORX shall require its Affiliates and each of their sublicensees to maintain, at their respective offices accurate and complete books and records of the Net Sales of each of the Initial DERMWORX Products or Potential Products consistent with sound business and accounting practices and in such form and in such detail as to enable DERMWORX, its Affiliates and sublicensees to verify the royalties payable to IGI pursuant to section 5.1. Upon the written request of IGI, but not more than once in each calendar year, DERMWORX, its Affiliates and sublicensees shall permit an independent certified public accounting firm selected by IGI or such third party and reasonably acceptable to DERMWORX, at IGI's expense, on reasonable notice to have access during normal business hours to such of the records of DERMWORX, its Affiliates and sublicensees as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than twenty four (24) months prior to the date of such request. The IGI designated certified public accounting firm shall execute such confidentiality agreements with respect to such access as DERMWORX, its Affiliates and sublicensees shall reasonably request.

            5.4.2  If such accounting firm concludes that additional royalties were owed or that royalties were overpaid during such period, DERMWORX shall pay the additional royalties or IGI shall credit or pay DERMWORX the overage, in each case with interest computed at the London Interbank Offering Rate of interest plus two percent (2%), as reported by The Wall Street Journal for the applicable payment date, or if not so published on such date, as published in The Wall Street Journal for the next business day, within thirty (30) days of the date IGI or the Third Party delivers to DERMWORX such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by IGI, provided, however, that if the audit discloses that the royalties payable by DERMWORX for the audited period are more than one hundred five percent (105%) of

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the royalties actually paid for such period, then DERMWORX shall pay the reasonable fees and expenses charged by such accounting firm.

            5.5  Confidential Financial Information. Each party shall treat all financial information subject to review under this Article 5 as confidential, and shall cause its accounting firm to retain all such financial information in confidence.

            5.6  Payment; Exchange Rates. All payments payable pursuant to this Agreement shall be made in United States dollars and all royalty payments shall be paid on a country-by-country and product-by-product basis not later than thirty (30) days from the end of each calendar quarter for Net Sales of each Initial DERMWORX Products and Potential Products in the country. With respect to payments to be made which are based in a currency other than United States dollars, conversion from such currency to United States dollars shall be determined based on the average of the U.S. dollar equivalent exchange rate as published in The Wall Street Journal for the first and last business day for such calendar quarter.

            5.7.  Best Efforts.  DERMWORX shall use its Best Efforts to market and effectuate sales of Initial DERMWORX Products or Potential Products for the objectives of maximizing revenues for DERMWORX and Royalties for IGI.

6. ISSUANCE OF SHARES OF STOCK; TRANSFER OF STOCK; BOARD.

            6.1  DERMWORX Shares to IGI. Upon the execution of this Agreement, IGI shall be issued 1,630,976 shares of DERMWORX stock ("DERMWORX Shares") in partial consideration for its (i) participation in the development of the Initial DERMWORX Products and any Potential Products, (ii) the sublicense and related rights to IGI's applicable licensed patents rights, and of the Initial DERMWORX Products and Potential Products that may be developed in accordance this Agreement, so that after the Effective Date of this Agreement, IGI shall have been issued nineteen and nine-tenths (%) percent of the then issued and outstanding shares of Stock of

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DERMWORX.

6.2. Dilution.

            6.2.1  In the event (a) DERMWORX creates an Employee Stock option Plan or similar incentive program (collectively "ESOP Program"), or (b) DERMWORX obtains financing by (i) the sale of equity of DERMWORX, or (ii) any other transaction which yields funds to DERMWORX who issues equity for such funds (collectively "Financing"), then the dilution from such ESOP Program, or Financing shall be proportionate between all stockholders of record on the dilution date fixed by the Board of DERMWORX.

6.3 Board of Directors. IGI shall have the right, exercisable at any time and from time to time, to appoint one person to DERMWORX's Board of Directors.

7, MANUFACTURE OF PRODUCTS

            7.1   Grant of Exclusive Manufacturing Rights. During the term of this Agreement, IGI, subject to certain conditions herein provided for, shall have the exclusive right to manufacture the Initial DERMWORX Products and Potential Products. DERMWORX hereby grants a nonexclusive, world-wide, royalty-free, fully, paid-up, revocable license in and to all intellectual property rights it may now or in the future possess (including all patent, copyright, trade secret and know-how/show-how rights) that may be necessary for the purpose of manufacturing the Initial DERMWORX Products and Potential Products at the request of DERMWORX. Except as provided in Section 9.2.2 of this Agreement, during the term of this Agreement, DERMWORX shall not enter into any agreement or other arrangement with any person or entity other than IGI for the manufacture of the Initial DERMWORX Products and Potential Products, without the express prior written consent of IGI, which consent may be granted or withheld in IGI's sole discretion; provided, however, that in the event that IGI's production facility in Buena, New Jersey ("IGI Production Facility") does not have FDA approval to produce an Initial DERMWORX Product or Potential Product, IGI shall with

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DERMWORX's cooperation locate and equip a facility with the requisite FDA approval to produce same pursuant to terms to be agreed by amendment to this Agreement.

            7.2  Agreement Not to Manufacture or Sell Products. Subject to the terms of this Agreement, IGI shall not during the term of this Agreement manufacture or sell the Initial DERMWORX Products or Potential Products on its own behalf or for any third party or entity other than DERMWORX, without the express prior written consent of DERMWORX, which consent may be granted or withheld in DERMWORX's sole discretion.

7.3 Raw Materials and Active Ingredients.

            7.3.1  Substitution of Non-Active Ingredients. IGI shall have the right to substitute any raw materials that could be substituted in the Salicylic Acne Product or Initial DERMWORX Products or Potential Products with other raw materials or raw materials from a different vendor, except for Active Ingredient(s), provided that these are substantially equivalent to the raw materials being replaced, upon the prior written notice to DERMWORX, and the written consent of DERMWORX to any such substitution. The parties shall cooperate promptly and in good faith to reach a mutual agreement as to the specific raw materials to be substituted.

7.3.2 DERMWORX Supply of Benzoyl Peroxide.

            (i)  DERMWORX shall supply IGI with an initial shipment of compatible BPO within three (3) months of the conclusion of the Product Development Agreement for the BPO Acne Product. In accordance with Section 4.6 of this Agreement, all BPO shipped by DERMWORX to IGI under this Agreement shall be accompanied by and delivered with a certificate of analysis and expiration date.

            (ii)  Risk of loss to any and all BPO shall not pass to IGI, and shall remain with DERMWORX, until such time as IGI receives such shipment of BPO. DERMWORX shall not ship to IGI any BPO in amounts exceeding that which is necessary for production of the BPO Acne Product or Potential Product containing BPO to which the shipment relates (hereinafter "Excess

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BPO"). In the event that DERMWORX ships any Excess BPO to IGI, the title to all such Excess BPO shall at all times remain with DERMWORX.

            (iii)  DERMWORX shall be responsible for any and all costs and expenses of return shipment for any and all Excess BPO and for any and all incompatible, damaged, inferior, non-conforming and/or otherwise defective BPO rejected by IGI, except that any and all costs and expenses associated with any BPO damaged or defective as a result of negligence on the part of the IGI will be the sole responsibility of IGI.

(iv) All shipments of BPO shall be sent to the IGI Production Facility or such other address as IGI may provide to DERMWORX.

            (v)  At least fifteen (15) calendar days prior to any shipment of BPO hereunder, DERMWORX shall provide the IGI with a written purchase order for each shipment ("Purchase Order"), which Purchase Order shall specify the quantity and type of BPO for the BPO Acne Product or Potential Product containing BPO, the shipment date and the date that the shipment is expected to arrive at IGI's Production Facility.

            (vi)  IGI agrees to inspect all shipments of BPO upon receipt from DERMWORX and to notify DERMWORX within twenty-four (24) business hours of receipt of shipment of the BPO if any of the BPO received are damaged, or without container seals or proper labeling, and to report all damages and make notations on shipping documents so as to assist DERMWORX with filing any and all damaged freight claims with common carriers.

            7.4  Manufacturing Warranties. IGI warrants that the Initial DERMWORX Products and Potential Products it develops and manufactures for DERMWORX under this Agreement will, at the time of shipment or delivery:

7.4.1 conform to the Specifications;

7.4.2 be merchantable, of good material and workmanship, and free from defects;

7.4.3 comply at all times with all stipulations, representations, and certificates

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required by, all applicable governmental agencies, executive orders, federal, state, municipal, and local laws and rules, orders, requirements, and regulations applicable to IGI;

7.4.4 not be adulterated or misbranded within the meaning of the FFDCA or any other federal or state law.

7.4.5 IGI EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES INCLUDING WITHOUT LIMITATION FITNESS FOR A PARTICULAR PURPOSE, except for the warranty of merchantability.

7.5 Quality Assurance.

            7.5.1  IGI shall retain for three (3) years from production a representative sample or samples and associated documentation from each IGI's lot of ingredients used in the manufacture of the Initial DERMWORX Products and Potential Products, or for the period required by applicable FDA regulations, if longer than three (3) years. DERMWORX shall reserve the right, upon prior request and subject to reasonable notice, to review, at reasonable business hours, all ingredients, packaging components and certificates of analysis and all subsequent and supplemental analytical, biological and physical testing, including assay results, laboratory records and raw data completed by IGI relating to the manufacture of the Initial DERMWORX Products and Potential Products.

            7.5.2  Upon reasonable notice, IGI will allow representatives of DERMWORX to inspect IGI's production facilities and documentations pertaining to the manufacturing of the Initial DERMWORX Products and Potential Product(s) during normal business hours where and at such times as the Initial DERMWORX Products and Potential Products is manufactured, packaged, warehoused or tested for DERMWORX.

7.6 Production, Packaging and Shipping.

            7.6.1  IGI shall produce the Initial DERMWORX Products and Potential Products specified in the applicable DERMWORX Purchase Order in accordance with the Specifications, packaged in bulk, or in packages ready-for-sale ("Finished Goods") as specified in DERMWORX


Purchase Orders, and ready for shipment to DERMWORX or to such location as DERMWORX may direct. In the event a DERMWORX Purchase Order specifies that IGI shipped Finished Goods, then IGI shall provide DERMWORX with bulk and Finished Goods prices for the specific Finished Goods (e.g., DERMWORX-supplied containers, luxury packaging, third-party fulfillment, etc.) specified by DERMWORX. Either party may reject a Purchase Order based upon the type or price of Finished Goods specified. The parties shall cooperate with each other in scheduling production and shipments to facilitate the purposes of this Agreement, including without limitation to accommodate reasonable amendments to Purchase Order terms.

            7.6.2  DERMWORX may at any time request that IGI make changes in specifications as to any Initial DERMWORX Products and Potential Products. If agreed by IGI, any differences in price or time for performance resulting from such changes shall be equitably adjusted and this Agreement shall be modified in writing accordingly.

            7.6.3   Upon completion of the manufacture of the Initial DERMWORX Products and Potential Products, IGI shall (a) notify DERMWORX in writing of such completion, and (b) ship the Initial DERMWORX Products and Potential Products to DERMWORX F.O.B. Buena, New Jersey in a manner directed in writing by DERMWORX. The risk of loss and title to any and all of such Initial DERMWORX Products and Potential Products shall pass to DERMWORX immediately upon IGI's delivery of the Initial DERMWORX Products and Potential Products to the shipment carrier as arranged and designated by DERMWORX for transport to DERMWORX's facility located at 934 S. Southlake Drive, Hollywood, Florida 33019, or such other address as DERMWORX may provide IGI in writing in accordance with the Notice provisions of this Agreement. (hereinafter "DERMWORX's Facility").

            7.6.4  DERMWORX shall be responsible for any and all costs and expenses for shipping and/or otherwise transporting all Initial DERMWORX Products and Potential Products ordered by DERMWORX hereunder from IGI's production facility to DERMWORX's Facility for

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delivery thereof.

            7.7  Discontinuance of Sale of Initial DERMWORX Products and Potential Products. Subject to Section 9.1 of this Agreement, DERMWORX shall have the right to discontinue use of any of the Initial DERMWORX Products and Potential Products, in which case, DERMWORX will be liable for all raw materials and containers purchased by IGI at IGI's actual cost, work-in-process and finished product produced by IGI as ordered pursuant to DERMWORX's open Purchase Orders for the Initial DERMWORX Product(s) and Potential Product(s). In the event that DERMWORX does not provide Purchase Order(s) for the minimum purchase quantity or purchase an extension of exclusivity for any Initial DERMWORX Product or Potential Product within the time allowed under Section 9.1 of this Agreement, then the nonexclusivity provisions of that Section of shall apply.

8. PAYMENTS AND PRICES.

            8.1   Terms. IGI shall submit written invoices to DERMWORX specifying the amounts due for all Initial DERMWORX Products and Potential Products produced by IGI and shipped to DERMWORX under this Agreement. Except as provided in Section 9.3 of this Agreement, all invoices from IGI shall be due and payable thirty (30) calendar days after IGI manufactures and packages the Initial DERMWORX Products and Potential Product(s) for shipment to the consignee designated by DERMWORX, to which an invoice pertains. In the event DERMWORX fails to pay three consecutive invoices in a timely manner, IGI reserves the right to require payment from DERMWORX upon delivery to DERMWORX (COD) or before shipment to DERMWORX's consignee (CBD) of any and all shipments of Initial DERMWORX Products and Potential Products thereafter made under this Agreement.

8.2 Prices.

8.2.1 The price terms to DERMWORX for production by IGI of the Salicylic Acne

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Product and Vitamin C Serum for the initial term is set forth in Schedule B annexed hereto.

            8.2.2  The charges for other Initial DERMWORX Products and Potential Products will be determined by the parties in the course of a Product Development Agreement and set forth same in separate Schedules.

            8.3  Raw Materials and PPI Price Adjustments. The price terms for the Salicylic Acne Product and Vitamin C Serum shall be fixed through the first anniversary of the Effective Date and for other Initial DERMWORX Products and Potential Products from the price established in the Product Development Agreement for each such Initial DERMWORX Products and Potential Product through the first anniversary of the Launch of that Initial DERMWORX Products or Potential Product ("Initial Term"). DERMWORX and IGI agree to implement annual minimum purchase requirements, except for the Vitamin C Serum, and adjustments to the prices for the Initial Term during the entire term of this Agreement upon sixty (60) days' prior written notice, to reflect.

            8.3.1   actual increases or decreases in the cost of raw materials used by IGI in the manufacture of an Initial DERMWORX Product or Potential Product, as supported by written documentation provided by IGI, in the event that the actual increases or decreases in the cost of raw materials used in the Initial DERMWORX Product or Potential Product is greater than 10% since the last change in price;

8.3.2 increases or decreases in the Producer Price Index ("PPI") - Chemicals and allied products - PCU28, as published by the U.S. Department of Labor for the most recent four quarters; and

8.3.3 any change in Specifications requested by DERMWORX and accepted by IGI that results in increased production costs.

8.4 Indemnification.

8.4.1 DERMWORX agrees to indemnify and hold forever harmless IGI and its Affiliates and each of their agents, directors, officers and employees from and against any loss,


damage, action, proceeding, expense or liability (including reasonable attorneys' fees) arising from or in connection with: (a) the Material Breach or inaccuracy of any representations or warranties made by, or covenants or obligations of DERMWORX in this Agreement including, without limitation, DERMWORX's failure to comply with its obligations to pay Feasibility Study and Development Project fees and Royalties, (b) the gross negligence or willful misconduct of DERMWORX or its Affiliates or any of their agents, directors, officers or employees; (c) the marketing, sale and/or any representation made by DERMWORX regarding the Initial DERMWORX Products and Potential Products, which warranty or representation has not been pre-approved by IGI of any Initial DERMWORX Products and Potential Products by DERMWORX or any of its Affiliates or any of its distributors, sublicensees (including sublicensees of such sublicensees); and (d) the liability of DERMWORX under any federal, state or foreign laws or regulations pertaining to the offer or sale of securities or pursuant to other foreign laws or regulations arising from this Agreement.

            8.4.2  IGI agrees to indemnify and hold forever harmless DERMWORX and its Affiliates and each of their agents, directors, officers and employees from and against any loss, damage, action, proceeding, expense or liability (including reasonable attorneys' fees) arising from or in connection with: (a) the Material Breach or inaccuracy of any representations or warranties made by, or covenants or obligations of IGI in this Agreement including, without limitation, IGI's failure to comply with its obligations to pursuant to the Feasibility Study and Development Project, (b) the gross negligence or willful misconduct of IGI or its Affiliates or any of their agents, directors, officers or employees; and (c) the loss of the IGI License from Novavax, the production of the Initial DERMWORX Products or Potential Products., or any material misrepresentation made by IGI, regarding any Initial DERMWORX Products or Potential Products.

9. TERM AND TERMINATION.

9.1 The term of this Agreement shall commence as of the Effective Date and


shall continue in full force and be effective for the period of the remaining period of the Patents, and the IGI license from Novavax, underlying the DERMWORX License, however subject to and under the terms and Funding provisions set forth in Section 2.5 of this Agreement, subject further to the following minimum purchase requirements; in the event DERMWORX does not make the minimum purchases within the time frame established for an Initial DERMWORX Product or Potential Product, then the exclusivity of the DERMWORX License shall immediately become nonexclusive with respect to that Initial DERMWORX Product or Potential Product and IGI shall not be excluded from marketing, selling, distributing or otherwise exploiting same. To meet the minimum purchase requirements:

            9.1.1  DERMWORX shall submit Purchase Orders in minimum aggregate quantity of 10,000 kilograms of the Salicylic Acne Product yearly, not later than each anniversary of the Effective Date through the Termination Date; and

            9.1.2  For each Initial DERMWORX Product other than the Salicylic Acne Product, and for each Potential Product, if any, DERMWORX shall submit Purchase Orders in a minimum aggregate, annual quantity of 10,000 kilograms or such quantity to be determined by the parties as part of the Product Development Agreement for each such Initial DERMWORX Product or Potential Product, not later than each anniversary of the Launch thereof through the Termination Date.

9.1.3 For avoidance of doubt, there is no minimum quantity DERMWORX is required to purchase of the Vitamin C Serum.

9.2 Early Termination of Agreement.

            9.2.1.  This Agreement may be terminated at any time by either party in the event that the other party materially breaches any of its obligations hereunder, and such breach is not cured by the non-performing party within thirty (30) calendar days of receipt of written notice of such breach from the other party, or in the event the breach is of a type that is not curable within a thirty (30) calendar day period, if the non-performing party has not taken substantial steps that are satisfactory

to the non-breaching party to cure such breach within thirty (30) calendar days of receipt of written notice of such breach from the other party (hereinafter "Material Breach").

            9.2.2  Notwithstanding the foregoing, if for reasons other than DERMWORX's failure to supply IGI with BPO in sufficient amounts and quality, and provided DERMWORX is fully in compliance with its obligations under this Agreement and not in Material Breach, IGI is unwilling or unable for a period of thirty (30) days or more to supply one or more Initial DERMWORX Products or Potential Products which comply with its obligations hereunder in quantities sufficient to meet DERMWORX's outstanding Purchase Order(s) made hereunder for that Initial DERMWORX Product(s) or Potential Product(s), and further provided that said Purchase Order(s) do not exceed the average quantities ordered or written, quarterly forecast by DERMWORX for same within the preceding calendar quarter by more than 25%, then DERMWORX shall have the immediate right to obtain such Initial DERMWORX Product(s) or Potential Product(s) from a supplier other than IGI (the "Back-up Supplier") which Back-up Supplier shall be selected by IGI, or in the event that IGI does not select such Back-up Supplier in the thirty (30) day period, then DERMWORX shall have the right to contract for a source of supply, and then to sell and market such Initial DERMWORX Products or Potential Product, for and until such time that IGI is capable of resuming the supply to DERMWORX of such Initial DERMWORX Product(s) or Potential Product(s) under this Agreement, without incurring any liability under this Agreement for violation of Section 7.1 of this Agreement. Upon DERMWORX's request, IGI shall cooperate fully with DERMWORX and/or the Back-up Supplier, and shall use commercially reasonable efforts to enable the Back-up Supplier to manufacture and bulk package the Initial DERMWORX Products or Potential Products. This cooperation will include providing necessary equipment, technical support, complete formulas with approved supplier listings for all raw materials and Active Ingredients, and sub-licensing the Technology to DERMWORX and/or to the Back-up Supplier for the period of time necessary to assure continuity of supply to DERMWORX. In exchange for this sub-licensing agreement, any sublicense pursuant to this Section

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9.2.2 will give the Back-up Supplier authority to make Initial DERMWORX Products or Potential Products only for DERMWORX, and for DERMWORX to sell and market the Initial DERMWORX Products and Potential Products, and can be revoked with reasonable notice when IGI is again in a position to provide all of DERMWORX's requirements for Initial DERMWORX Products or Potential Products; provided, however, that in the event that IGI is unable to fulfill some but not all current DERMWORX's Purchase Orders for Initial DERMWORX Products or Potential Products, then IGI shall retain full rights to produce such Initial DERMWORX Products or Potential Products as IGI is able, and shall be required only to provide such sublicense and support to the Back-up Supplier as may be required for Back-up Supplier to produce those Initial DERMWORX Products or Potential Products that IGI is unable to fulfill. Irrespective of the foregoing, nothing contained in this Section 9.2.2 or otherwise in this Agreement shall operate or be construed to require or otherwise obligate IGI to transfer, confer, convey, and/or otherwise grant to DERMWORX and/or any Back-up Supplier any rights, interest, title or claim of any kind whatsoever in or to any of the Technology beyond the grant of this Agreement, all of which rights, title, interests and claims shall remain the sole property of IGI. For avoidance of doubt, the term "unwilling" for purposes of this Section 9.2.2 contemplates the wrongful refusal by IGI or its successor or assignee to honor its obligations to DERMWORX pursuant to this Agreement for no commercially reasonable purpose or to inflict deliberate harm upon DERMWORX. "Unwillingness" in this context does not in any way refer to a circumstance wherein IGI or its successor or assignee declines to perform or manufacture pursuant to a good faith belief or dispute as to whether DERMWORX has not complied with its obligations under this Agreement. For additional clarity, DERMWORX cannot accede to rights pursuant to this Section 9.2.2 by DERMWORX's own conduct which would induce a reasonable unwillingness by IGI or its successor or assignee to perform its obligations pursuant to this Agreement.

9.2.3 In the event of an uncured material breach in the license from Novavax to IGI, resulting in the adjudicated termination of the Novavax license to IGI, then DERMWORX shall have

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the right to contact and negotiate with Novavax directly for a license for Novavax Technology.

            9.2.4  This Agreement may be terminated by either party, if: (i) the other party should commence any case, proceeding or action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as a bankrupt or insolvent or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts; or (ii) the other party should commence any case, proceeding or action seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets; or (iii) there shall be commenced against the other party any case, proceeding or other action which results in the entry of an order for relief of the type described in (i) or (ii) above, and any such adjudication or appointment remains undismissed, undischarged or unbonded for a period of thirty (30) days.

9.3 Events Upon Termination.

            9.3.1  Upon termination of this Agreement in accordance with the terms hereof ("Termination Date"), the parties agree to continue their cooperation in order to effect an orderly termination of their relationship. IGI shall to the extent feasible complete production of Initial DERMWORX Products and Potential Products ordered under any Purchase Order from DERMWORX that was actually received by IGI prior to the Termination Date from the remaining quantities of ingredients for the Initial DERMWORX Products and Potential Products in IGI's possession, subject to the provision of Section 9.3.2.

            9.3.2  In the event this Agreement is terminated by IGI under Section 9.2 due in whole or part to DERMWORX's failure to pay IGI amounts due hereunder, IGI shall have no obligation to produce any Initial DERMWORX Products and Potential Products after the Termination Date, provided, however, that DERMWORX shall have a one-time cure option which shall require that DERMWORX fully pays IGI within sixty (60) days following the Termination Date for the amounts


that were previously unpaid with 10% interest and IGI's reasonable costs to restart production, and then IGI shall reinstate the Agreement as if no such Termination Date had occurred and then DERMWORX for a period of six (6) months shall pay in advance for any such Initial DERMWORX Products or Potential Products to be produced under the reinstated Agreement ("Probationary Period"). After the Probationary Period, the terms of payment shall be as originally set forth in this Agreement.

            9.3.3  In the event that DERMWORX fails to pay IGI as provided in Section 9.3.2, IGI may dispose without liability or the cost thereof any remaining BPO or other ingredient(s) that may have been supplied by DERMWORX, unless within thirty (30) calendar days after the Termination Date, DERMWORX arranges for the return of the BPO or other DERMWORX-supplied ingredients to DERMWORX, including, without limitation, the payment of all associated shipping costs.

10. REPRESENTATIONS AND WARRANTIES OF DERMWORX.

            DERMWORX represents and warrants as follows, and acknowledges that IGI is relying upon such representations and warranties in connection with its participation in this Agreement and the purchase by IGI of the DERMWORX Shares:

            10.1  DERMWORX, Incorporated. DERMWORX Is duly incorporated and organized under the laws of the State of Delaware. The authorized common capital stock of DERMWORX consists of 20,000,000 shares of Stock with a par value of $0.0001, of which a total 8,195,860 shares of Stock are issued and outstanding to the Founders and their designees. DERMWORX was incorporated on June 6, 2005.

            10.2  Corporate Existence and Power. DERMWORX is in good standing, under the laws of the jurisdiction of its incorporation or organization. DERMWORX has the power to own, lease or operate, its properties and to carry on its business as now being conducted. DERMWORX has available for IGI's inspection, true and complete copies of (a) the certificate of incorporation and all


amendments thereto of DERMWORX, together with a copy of the filing receipt issued by the State 0f Delaware, and (b) the Articles of Incorporation of DERMWORX as presently in effect, certified as true and correct by DERMWORX.

            10.3  Capital Stock. All issued shares of capital stock of DERMWORX are duly authorized, validly issued and fully-paid and non-assessable. As of the date hereof there are 19,000,000 shares of common stock of DERMWORX authorized for issuance and 6,564,884 shares common stock of DERMWORX outstanding (not including the shares being issued to IGI hereunder). DERMWORX has one other class of stock authorized other than common stock; its certificate of incorporation provides for 1,000,000 shares of blank check preferred stock. No options, warrants or other rights for the purchase of any of the capital stock of DERMWORX are authorized or outstanding and DERMWORX has entered into no agreement to issue same.

            10.4  Authorization, No Restrictions. DERMWORX is authorized to issue and deliver the certificate for the Shares to be issued to IGI. The issuance and delivery of the IGI Shares in accordance with the terms of this Agreement will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any encumbrance pursuant to, or require the consent of any third party or governmental authority pursuant to (a) any provision of the certificate of incorporation or by-laws of DERMWORX, or (b) any franchise, mortgage, indenture or deed of trust or any material lease, license or other agreement or any law, rule, regulation, order, judgment or decree to which DERMWORX is a party or by which any of them (or any of their assets, properties, operations or businesses) may be bound, subject to or affected thereby.

            10.5  Records. The minute books, stock certificate books and stock transfer ledgers of DERMWORX are complete and correct in all material respects, and there have been no material transactions involving DERMWORX which properly should have been set forth therein and which have not been so set forth.

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10.6 Financial Statements.

            10.6.1   DERMWORX has furnished to IGI the unaudited consolidated balance sheet of DERMWORX and its Subsidiaries as of June 30, 2006 and the related unaudited consolidated statements of operations, consolidated statements of cash flow and consolidated statements of stockholders' equity for DERMWORX since its formation on June 6, 2005 (copies of which are attached hereto as Exhibit B). Such financial statements were prepared in conformity with GAAP and fairly present the consolidated financial position of DERMWORX and its Subsidiaries as of such date and their consolidated results of operations for such periods (subject to normal year-end adjustments).

            10.7  Undisclosed Liabilities. Since June 30, 2006, DERMWORX has not incurred more than $100,000 in liabilities (whether direct or indirect). Since June 30, 2006 DERMWORX has not entered into any transaction outside the ordinary course of business or which is material to DERMWORX.

            10.8  Patents, etc. DERMWORX does not, prior to execution of this Agreement, own or possess any license or other right to use any patents, registered copyrights, or registered marks (including trademarks, service marks, service names, and trade names).

            10.9  Litigation. There is no claim, legal action, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the best knowledge of DERMWORX threatened, against or relating to DERMWORX or its properties, assets or business or the transactions contemplated by this Agreement, and DERMWORX does not know or have any reasonable ground to know of any basis of the same.

10.10 Compliance with Laws and Other Instruments. DERMWORX has complied with all existing laws, rules, regulations, ordinances, orders, judgments and decrees applicable to its business.

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            10.11   Nature and Survival of Representations and Warranties of DERMWORX. No representation or warranty by DERMWORX contained in this Agreement, and no information furnished or to be furnished to IGI pursuant to this Agreement or in connection with the transaction contemplated, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

10.12 DERMWORX shall take all actions necessary so as to enable IGI to make all filings under the Exchange Act of 1934 and the Securities Act of 1933.

11. REPRESENTATIONS AND WARRANTIES OF IGI.

            IGI represents and warrants as follows and acknowledges that DERMWORX is relying upon such representations and warranties in connection with its participation in this Agreement and the sale of its Pre-IPO Shares to IGI:

11.1 IGI, Inc. IGI is duly incorporated and organized in the State of Delaware.

            11.2  Corporate Status. IGI is in good standing, under the laws of the jurisdiction of its incorporation or organization. IGI has the power to own, lease or operate, its properties and to carry on its business as now being conducted. IGI has available for DERMWORX inspection, true and complete copies of (a) the certificate of incorporation and all amendments thereto of IGI, together with a copy of the filing receipt issued by the State of Delaware, and (b) the Articles of incorporation of IGI as presently in effect, certified as true and correct by IGI.

            11.3  Records and Financial Statements. IGI is registered under Section 12 of the Exchange Act of 1934 has filed its Form 10KSB for the year ending December 31, 2005 and Form 10Q for the quarters ending March 31 and June 30, 2006 with the U.S. Securities and Exchange Commission ("SEC"), and its filings are available for inspection on the SEC's website.

11.4 Patents; Intellectual Property. IGI has been granted license(s) from Novavax to use certain Novavax patent rights ("Novavax Patent(s)") topically and for dermatological use.

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Novavax received patent protection from the USPTO for its Novasome® encapsulation Technologies as more fully described in issued patent(s), a full listing of which is attached in Schedule A annexed hereto, and IGI has no knowledge, or grounds for such knowledge, that the Novavax license(s) to IGI are not valid and binding, and that the license(s) can be assigned and/or sublicensed, and that Novavax Patent(s) (a) was not properly filed, or properly issued, (b) is subject to an invalidity attack for patent misuse or on any other grounds, such as failure to disclose prior art, or for obviousness and (c) no person, firm, corporation or other entity is entitled to restrain Novavax or IGI from using the Novavax Patent. Neither IGI nor Novavax (to IGI's knowledge) has received any notice claiming that it, Novavax, or a Novavax Patent, or its use of any other intellectual property is infringing upon or it is otherwise acting adversely to any patents, patent rights, licenses or trade secrets owned by any person, firm, corporation or other entity.

            11.5  Litigation. There is no claim, legal action, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the best of IGI's knowledge threatened against or relating to IGI's intellectual property being licensed hereunder, and IGI does not know or have any reasonable ground to know of any basis of the same.

            11.6  Investment Intent. IGI represents to DERMWORX that it is acquiring DERMWORX Shares for its own account, and not with any present intention of distributing or selling the DERMWORX Shares or any part thereof.

12. CONDITIONS PRECEDENT TO OBLIGATIONS OF DERMWORX AND IGI.

            The Agreement is effective as of the Effective Date, and may be terminated as provided for herein generally, and specifically if at or prior to the Funding Date DERMWORX has not been Funded. DERMWORX and IGI may, however, waive the fulfillment of Funding by the Funding Date, either before or after the Funding, but any waiver, to be binding on either DERMWORX or upon IGI, must be by a writing duly executed by the either DERMWORX or IGI against whom enforcement

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is charged.

13. REPRESENTATIONS.

            All representations and warranties of DERMWORX and IGI contained in this Agreement or in the Schedule, document, certificate or other instrument delivered by or on behalf of DERMWORX or IGI pursuant to this Agreement, or in connection with the transactions contemplated hereby shall be true and correct in all material respects when made.

14. PERFORMANCE OF AGREEMENTS.

            All covenants, agreements and obligations required by the terms of this Agreement to be performed by DERMWORX and IGI or any Subsidiary of either, at or prior to the Effective Date shall have been duly and properly performed or fulfilled in all material respects.

15. NO ADVERSE CHANGE.

            At the time of execution, there shall have been no material adverse change in the assets, liabilities, financial condition or business (financial or otherwise) of DERMWORX and IGI between the final negotiations of the parties and the Effective Date of this Agreement, and there shall not have occurred an event which, in the reasonable opinion of DERMWORX or IGI, materially and adversely affects or may materially or adversely affect the operations, business or prospects of the other.

16. NECESSARY PROCEEDINGS.

            All proceedings, corporate or otherwise, to be taken by DERMWORX and IGI in connection with the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken, and all documents, resolutions and certificates incident thereto, duly certified by an officer of DERMWORX and IGI as the case may be shall have been delivered to DERMWORX and IGI at or prior to the Effective Date.

17. CONSENTS

DERMWORX and IGI shall have given all notices to, and will obtain all

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consents, approvals or orders of, (a) any federal, state, local or foreign governmental authority and (b) any person, corporation, firm or other entity, which (i) may be required to permit the consummation of the transactions contemplated hereby and (ii) which may be required to permit the change of ownership of DERMWORX Shares herein provided for to be completed without affecting or resulting in the cancellation or termination of any permit or license held by DERMWORX or IGI or any agreement with DERMWORX or IGI.

18. DOCUMENTS.

All documents required to be delivered to DERMWORX and IGI will be delivered within thirty (30) days of the Effective Date.

19. BROKERAGE AND INDEMNIFICATION.

            19.1 DERMWORX represents and warrants to IGI that neither it nor its officers, directors and shareholders have engaged or dealt with any broker or other person with whom it has agreed with, or who may be entitled to, any finder's fee, brokerage commission or other like payment ("Brokerage Fee") in respect of the negotiation, execution, or performance of this Agreement, and that it will indemnify and hold harmless IGI against all claims, damages, expenses and losses (including reasonable attorneys' fees and expenses) which may be asserted against IGI by any person as a result of this Agreement.

            19.2   IGI represents and warrants to DERMWORX that neither it nor its officers, directors and shareholders have engaged or dealt with any broker or other person with whom it has agreed with, or who may be entitled to, any Brokerage Fee in respect of the negotiation, execution, or performance of this Agreement, and that it will indemnify and hold harmless DERMWORX against all claims, damages, expenses and losses (including reasonable attorneys' fees and expenses) which may be asserted against DERMWORX by any person as a result of this Agreement.

20. PRESS RELEASES.

Neither DERMWORX nor IGI shall provide any information concerning this

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Agreement, by issuing any press release, or giving interviews to any publication or broadcast entity, without the prior written consent from the other party about the contents of the Press Release, or the interview.

21. NOTICES.

            Any and all notices, requests, demands, consents, approvals or other communications required or permitted to be given under any provision of this Agreement shall be in writing and shall be deemed given upon personal delivery or the mailing thereof by first class certified mail, return receipt requested, as follows:

If to DERMWORX, addressed to

DERMWORX: 934 S. South Lake Drive Hollywood, Florida 33019 Attention: Norman M. Meier

with a copy to:

Shephard Lane, Esq. Dreier LLP 499 Park Avenue - 23rd Floor New York, New York 10022

If to IGI, addressed to IGI at:

105 Lincoln Avenue Buena, New Jersey 08310 Attention: Frank Gerardi

with a copy to:

William A. Despo, Esq. St John & Wayne 2 Penn Plaza East Newark, New Jersey 07105-2249

Either party may change its address for the purpose of this Agreement by notice to the other parties given as aforesaid.

22 Additional Covenants of DERMWORX.

22.1 All future financial statements of DERMWORX will be prepared from the books

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and records of DERMWORX quarterly in accordance with Generally Accepted Accounting Principles consistently applied and maintained throughout the periods indicated and fairly present the consolidated financial condition of DERMWORX and any Subsidiaries that may then exist, as at their respective dates and the consolidated results of the operations of DERMWORX and Subsidiaries for the periods covered thereby.

            22.2  At such time as IGI may hold a twenty percent (20%) or higher interest in DERMWORX or earlier if IGI is required to report DERMWORX income under the equity method of accounting or on a consolidated basis, (i) DERMWORX will have its financial statements audited annually, by a qualified, independent auditor eligible to practice before the SEC, and will provide IGI with copies of such statements with audited financials within 45 days after the end of DERMWORX's fiscal year, and (ii) DERMWORX will supply IGI with reviewed quarterly statements within 30 days after the end of each calendar quarter, or such shorter period of time if earlier available from its auditor. Otherwise, DERMWORX will provide IGI with financial statements within 45 days after the end of each calendar quarter and within 90 days after year-end (audited if available). Such financial statements will include a balance sheet related unaudited consolidated statements of operations, consolidated statements of cash flow and consolidated statements of stockholders' equity for DERMWORX.

22.3 DERMWORX will not authorize or issue any shares of preferred stock without the consent of IGI.

            22.4 DERMWORX shall not identify IGI or otherwise use IGI's name in connection with DERMWORX's promotional, marketing or capital-raising activities. DERMWORX may refer to Novasome® nanotechnology in such activities in DERMWORX's sole discretion, provided, however, that reference is not also made to IGI.

23 Additional Covenants of Both Parties

23.1 Lockup and Freeze of DERMWORX Shares. DERMWORX Shares shall not be

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transferable or assignable by IGI to any person or entity (except to DERMWORX) prior to the earlier of (i) twenty-four (24) months from the Effective Date or (ii) DERMWORX being registered under the Exchange Act of 1934. In any Initial Public Offering ("IPO"). or other post IPO financing, if required by DERMWORX, or any investor, lender or investment banker, IGI herewith agrees to a "lockup" of its DERMWORX Shares issued hereby, which "lockup" shall be under the same terms and conditions as the "lockup" of the founders' shares of Stock of DERMWORX. In the event of any transfer pursuant to 11.7(i) then such transfer shall only be recorded on the books of DERMWORX if an appropriate legend is endorsed onto the certificate representing the transferred shares referencing this Agreement in general, and specifically the "lock-up" provisions hereof. In the event of a DERMWORX IPO or post IPO financing, IGI will have the right to register its DERMWORX Shares by means of a registration rights agreement containing customary terms providing for piggyback and demand registration rights to be granted to IGI. In addition and notwithstanding the foregoing, IGI at any time and from time to time shall have the right to sell the same percentage of its DERMWORX Shares as are sold by any DERMWORX founder and upon a sale of DERMWORX stock by a DERMWORX founder, DERMWORX shall immediately notify IGI of such sale and the number of shares sold and the number still held by such founder.

24. MISCELLANEOUS.

            24.1  Interpretation: This Agreement shall be interpreted as having been negotiated by each party, and any ambiguity that may be found herein shall not be held against either drafting party as this Agreement shall be deemed to have been fully considered by each party prior to its execution.

            24.2  Exhibits and Schedules. The Exhibits, if any, referred to herein are specimens provided as solely as examples of further agreements contemplated between the parties in furtherance of their performance under this Agreement. The Schedules referred to herein , if any, including any amendments thereto, shall be deemed part of this Agreement as fully and effectively as

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if set forth at length herein. The terms used in said Schedules shall have the same meanings as such terms have in this Agreement unless a contrary intention is clearly manifested therein.

            24.3  Partial Invalidity. In the event that any provision of this Agreement is held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, unless such provision is narrowed by judicial construction, this Agreement shall, as to such jurisdiction, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable. If, notwithstanding the foregoing, any provision of this Agreement would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, such provision, as to such jurisdiction for any reason, shall be ineffective to the extent of such invalidity, prohibition or unenforceability, without invalidating the remaining portion of such provision or the other provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

            24.4  No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

            24.5  Binding Effect. This Agreement shall be binding upon and inure to the benefit of each party hereto, and its successors and assigns. Except as hereafter provided, this Agreement shall not be assigned by either IGI or DERMWORX and any attempted assignment shall be void, provided that either DERMWORX or IGI may assign its rights and obligations pursuant to this Agreement to any corporation owned or controlled by DERMWORX or IGI respectively. In the event of such assignment, DERMWORX or IGI as the case may be shall remain responsible for full performance of this Agreement.

24.6 Headings. The article and section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said articles or sections.

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            24.7  Cooperation. Each party hereto shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

            24.8  Governing Law. This Agreement and all amendments thereof shall, in all respects, be governed by and construed and enforced in accordance with the internal laws (without regard to principles of conflicts of law) of the State of Delaware, United States of America.

            24.9  Jurisdiction. In the event of any dispute between DERMWORX and IGI, the exclusive jurisdiction for any legal proceedings shall be the federal and state courts located in the State of New Jersey, United States of America.

            24.10  Counterpart Execution. This Agreement may be signed in counterpart and initially exchanged by fax transmission, and then the duplicate signed counterpart originals exchanged, and then the whole of the executed Agreement will consist of the counterpart originals exchanged between the parties.

            24.11  No Third Party Beneficiaries. DERMWORX and IGI each expressly acknowledge and agree that neither this Agreement, in whole or part, nor any of the terms contained herein, are intended and/or shall operate to benefit and/or confer any rights, interests, obligations and/or other privileges to any third party not a signatory to this Agreement.

            24.12  Independent Contractors. The parties acknowledge and agree that they are dealing with each other hereunder as independent contractors. Nothing contained in this Agreement shall be interpreted as constituting either party as the joint venture or partner or agent of the other party or as conferring upon either party the power or authority to bind the other party in any transaction with third parties.

            24.13  Entire Agreement. This Agreement together with any Schedules or Exhibits annexed hereto constitute the entire agreement of the parties with respect to the subject matter hereof, and incorporates and supersedes all prior understandings, both oral and written, and may not

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be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by both of the parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

DERMWORX, INCORPORATED

By:	/s/ Norman Meier

Norman Meier, Chairman

IGI, INC.

By:	/s/ Frank Gerardi

Frank Gerardi, Chief Executive Officer

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SCHEDULE A OF IGI PATENTS AND LICENSES

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SCHEDULE B - INITIAL PRICE TERM FOR PRODUCTION OF SALICYLIC ACNE PRODUCT AND
VITAMIN C SERUM

I. SALICYLIC ACNE PRODUCT

Approx. Quantities (1 oz)	Batch size	price

25,000	800 Kg	$28.50/ Kg
50,000	1600 Kg	$24.00/Kg
75,000	2400 Kg	$21.00/Kg

II. VITAMIN C SERUM

Vitamin C, 10% as packaged for IGI's "Miaj" line

5,000-1 oz units	$30.00/ unit
10,000-1 oz units	$25.00/ unit
25,000 -1 oz units	$19.00/ unit
50,000- 1 oz units	$16.00-14.00/unit
75,000-1 oz units	$12.00-10.00/unit